As filed with the Securities and Exchange Commission on July 13, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cash Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0398535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
(Address of Principal Office and Zip Code)
2005 Equity Incentive Plan
(Full Title of the Plan)
Michael D. Rumbolz
Chief Executive Officer, President and Chairman of the Board
Cash Systems, Inc.
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
(702) 987-7169
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount	Offering Price Per	Aggregate Offering	Amount of
To Be Registered	To Be Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock, $0.001 par value per share	1,000,000	$7.345	$7,345,000	$785.92

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares which may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock on July 12, 2006, as reported on the Nasdaq National Market.

EXPLANATORY NOTE
     Cash Systems, Inc. (the “Registrant”) hereby files this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 1,000,000 shares of the Registrant’s common stock, $0.001 par value per share, for issuance pursuant to the Registrant’s 2005 Equity Incentive Plan (the “2005 Plan”), and such indeterminate number of shares as may become available under the 2005 Plan as a result of the adjustment provisions thereof.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. *
Item 2. Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed below are incorporated by reference in this Registration Statement. In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Commission on March 16, 2006.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006 filed with the Commission on May 10, 2006.

(c)	The Registrant’s Current Reports on 8-K filed with the Commission on February 27, 2006, March 6, 2006, March 29, 2006, May 4, 2006 and May 16, 2006.

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statements on Form 8-A filed with the Commission on January 6, 2004 and December 29, 2005.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.

     The validity of the securities offered under this Registration Statement is being passed upon for the Registrant by Zev E. Kaplan, the Registrant’s General Counsel. As of the date of this Registration Statement, Mr. Kaplan has 120,000 options to purchase shares of the Registrant’s common stock at an exercise price of $7.70 per share. Mr. Kaplan may also be a participant in the 2005 Plan.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she was or is a party or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Article Tenth of the Registrant’s Certificate of Incorporation, as amended, provides that the Registrant shall indemnify its directors, officers, employees, agents and other persons serving at the Registrant’s request in related capacities to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.
     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Registrant’s Certificate of Incorporation, as amended, eliminates the personal liability of the Registrant’s directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.
     As permitted under Section 145(g) of the Delaware General Corporation Law, the Registrant has obtained directors and officers liability insurance that provides insurance coverage for certain liabilities which may be incurred by the Registrant’s directors and officers in their capacity as such.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	Cash Systems, Inc. 2005 Equity Incentive Plan(1)
5.1	Opinion of General Counsel
23.1	Consent of General Counsel (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page)
99.1	Form of Nonqualified Stock Option Agreement(2)
99.2	Form of Incentive Stock Option Agreement(2)
99.3	Form of Restricted Stock Purchase Agreement

(1)	Previously filed as an exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed May 2, 2005, and incorporated herein by this reference.

(2)	Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by this reference.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing indemnification provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 13, 2006.

CASH SYSTEMS, INC.
By:	/s/ Michael D. Rumbolz
	Name:	Michael D. Rumbolz
	Title:	Chief Executive Officer and Chairman of the Board
Power of Attorney and Signatures
Each person whose signature appears below appoints Michael D. Rumbolz and Andrew Cashin, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and any amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Rumbolz	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 13, 2006
Michael D. Rumbolz

/s/ Andrew Cashin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 13, 2006
Andrew Cashin

/s/ Patricia W. Becker	Director	July 13, 2006
Patricia W. Becker

/s/ Patrick R. Cruzen	Director	July 13, 2006
Patrick R. Cruzen

/s/ Christopher D. Larson	Director	July 13, 2006
Christopher D. Larson

/s/ Donald D. Snyder	Director	July 13, 2006
Donald D. Snyder

EXHIBIT INDEX

4.1	Cash Systems, Inc. 2005 Equity Incentive Plan(1)
5.1	Opinion of General Counsel
23.1	Consent of General Counsel (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page)
99.1	Form of Nonqualified Stock Option Agreement(2)
99.2	Form of Incentive Stock Option Agreement(2)
99.3	Form of Restricted Stock Purchase Agreement

(1)	Previously filed as an exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed May 2, 2005, and incorporated herein by this reference.

(2)	Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by this reference.